Selective to Nominate John Marchioni to Stand for Election to Board of Directors

BRANCHVILLE, N.J., February 6, 2019 -- Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced that its Board of Directors has nominated John J. Marchioni, President and Chief Operating Officer of Selective, to stand for election to the Company’s Board of Directors at its 2019 Annual Meeting of Stockholders, which is expected to be held on May 1, 2019.

Mr. Marchioni has served as President and Chief Operating Officer of Selective since September 2013, with oversight for the Company’s Insurance Operations, Strategy, Actuarial, Human Resources, Marketing and Information Technology. In 2018, he assumed reporting responsibility for Finance and Legal.

“John is a leader of the highest caliber with a deep understanding of our business and a track record of driving strong results,” said Lead Independent Director J. Brian Thebault. “In recognition of his significant contributions to Selective and consistent with our efforts to position the company for its next phase of growth, we look forward to welcoming John to the Board and benefiting from his expertise.”

Chairman and CEO Gregory E. Murphy stated, “John has led our management team in their tireless work developing and executing the strategic initiatives that create unique competitive advantages that make Selective the best. The company is strongly positioned for ongoing growth and meeting our financial targets and expectations of our shareholders, customers, distribution partners, and employees. John is an excellent leader and his experience on the Board will better prepare him for the future.”

Mr. Marchioni has been nominated to fill the vacancy created by the mandatory retirement of Paul Bauer. All other current Selective directors are expected to stand for election with Mr. Marchioni.

About John J. Marchioni

Mr. Marchioni, 49, has served as President and Chief Operating Officer of Selective since September 2013. He joined Selective in 1998 as a Government Affairs Specialist and assumed increasing responsibility as Assistant Vice President in Government Affairs and Vice President, Director of Government Affairs. In 2004, he was appointed Vice President and Strategic Business Unit Leader and, in 2005, Senior Vice President, Director of Personal Lines and Flood. In October 2007, Mr. Marchioni was promoted to Executive Vice President, Chief Field Operations Officer. Prior to joining Selective, he was Vice President of Government Relations for the Commerce & Industry Association of New Jersey. Mr. Marchioni is a graduate of Princeton University and completed the Harvard Advanced Management Program. He holds the Chartered Property Casualty Underwriters (CPCU) designation.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated "A" (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.